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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Electronic Data Systems Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-54833) on Form S-8 of Electronic Data Systems Corporation of our report dated May 30, 1997, relating to the statements of net assets available for benefits of the EDS Puerto Rico Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1996 annual report on Form 11-K of the EDS Puerto Rico Savings Plan.



                                     KPMG Peat Marwick LLP


Dallas, Texas
June 30, 1997